EXHIBIT E


               [CALIFORNIA INVESTMENT FUND, INC. LETTERHEAD]



                               April 26, 2000


VIA FACSIMILE

Dynex Capital, Inc.
Attn: Thomas H. Potts
10900 Nuckols Road, 3rd Floor
Glen Allen, Virginia  23060
804-217-5861

Dynex Capital, Inc.
C/O Investment Banking Division
Paine Webber Incorporated
Attn: Mr. Jonathan P. Dever
1285 Avenue of the Americas
New York, NY  10019
212-713-2000

Dear Mr. Potts and Mr. Dever:

     This revised letter of intent is intended to summarize the principal terms relating to the proposed acquisition by California Investment Fund, L.L.C. ("Buyer") of Dynex Capital, Inc. and its subsidiaries ("Seller"). The preliminary understandings expressed in this letter are intended to be the subject of further negotiation and are not intended to be binding, except as set forth herein. There is no obligation on the part of any party (other than as set forth in the next sentence) until a definitive merger agreement is entered into by the parties, which will contain additional terms and conditions which have yet to be agreed upon. Notwithstanding the foregoing, upon acceptance of this letter of intent by the Seller, the provisions of Paragraphs 2, 6 and 7 will be binding upon Seller and Buyer.

     1.   Proposed value for Dynex Capital, Inc. common stock.

          Buyer, or a subsidiary of Buyer ("Acquisition Sub"), intends to acquire all 11,444,188 issued and outstanding shares of common stock of Seller, for a price of $2.370 per share in cash, which represents the current market price of $1.313 and a 8O.758% premium. This would result in an aggregate purchase price of $27,150,750 for the common stock of Seller. All unvested and vested options (none of which are in-the-money) will be cancelled.

     2.   Option to Purchase.

          In consideration of Buyer's incurrence of expenses, including the significant cost of conducting its due diligence investigation, and in lieu of any other break-up fee, Seller agrees to grant Buyer the option to purchase Seller loan No.s 800-631, 800-632 and 800-633 for a total aggregate purchase price of $19,890,000 payable in cash. This option shall terminate upon the expiration of the Due Diligence Period (as defined in Paragraph 6). Buyer shall send written notice to Seller of its exercise of this option. The option transaction shall close within ten (10) business days following such notice. This option shall not be affected by any earlier termination of this letter of intent.

with the terms of this agreement. In the event that no such protective order or other remedy is obtained, or that the Client waives compliance with the terms of this agreement, you will furnish only that portion of the Evaluation Material which you are advised by counsel is legally required and you will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material.

          4. Termination. Upon the request of the Client, you will return to the Client the original and all copies of the Evaluation Material in your possession or in the possession of your Representatives, and you will destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your internal use which reflect the Evaluation Material.

          5. No Publicity. You agree, unless otherwise required by law, not to disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof).

          6. No Representation or Warranty. You understands and acknowledge that although the Evaluation Material contains information which the Client believes to be accurate and relevant for the purpose of your evaluation of the Possible Transaction, the Client and its Representatives do not make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Client nor its Representatives shall have any responsibility to you or any of your Representatives relating to or arising from the use of the Evaluation Material, except as may be specifically provided in any agreement that the parties hereto may subsequently execute.

          7. Standstill. In addition to the agreements specified herein, you further agree that, for a period of 12 months after the termination of discussions between you and the Client on the Possible Transaction, unless specifically invited in writing by the Board of Directors of the Client, you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) the acquisition of securities (or beneficial ownership thereof) or assets of the Target, (ii) any tender or exchange offer, merger or other business combination involving the Target, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Target or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consent to vote any voting securities of the Target; (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Target; or (c) enter into any discussion or arrangements with any third party with respect to any of the foregoing (collectively, the "Standstill Restrictions"). In addition, you agree that for a period of six months following the termination of discussions between you and the Client on the Possible Transaction, you will not initiate employment discussions with any employee of the Target.

          8. No Obligation to Consummate Possible Transaction. Each of the parties hereto agree that unless and until a definitive agreement between the parties with respect to the Possible Transaction has been executed and delivered, neither party will be under any legal obligation of any kind with respect to such a transaction by virtue of this agreement or any written or oral expression with respect to such a transaction by any of its Representatives, except, in the case of this agreement, for the matters specifically agreed to herein.

          9.  Specific  Performance.  Any  breach  of the  parties'  mutual understandings with respect to publicity or any breach of your confidentiality undertaking by anyone making any disclosure or misappropriation of the Evaluation Material could cause irreparable harm to the Client, the amount of which would be extremely difficult to estimate. Accordingly, it is understood and agreed that monetary damages would not be a sufficient remedy for any material breach of this agreement and that specific performance and injunctive relief shall be appropriate remedies for any such breach or any threat of such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach of this agreement but shall be in addition to all other remedies available at law or in equity.

          10. Affiliates. Each of the parties hereto agree that their respective affiliates shall be subject to the terms of this agreement.

          11. Amendments and Waivers. This agreement may be amended or modified, and any of the terms or covenants hereof may be waived, only by a written instrument duly executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance.

          12. Applicable Law. This agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to agreements made and to be performed therein.

          13. Severability. If any provisions of this agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this agreement and such provision, as applied to other persons, places or circumstances shall remain in full force and effect.

          This agreement is being delivered to you in duplicate. Please confirm your agreement with the foregoing by signing and returning the duplicate copy to the undersigned.

                                            Very truly yours,

                                            California Investment Fund, LLC


                                            By:
                                                ---------------------------
                                                Michael R. Kelly
                                                Managing Member




Accepted and Agreed to as of
The date first written above


By:
      ------------------------
Name:
Its: